UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/23/2006

Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13111

CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

9725 Datapoint Drive
Suite 300B
San Antonio, TX 78229
(Address of principal executive offices, including zip code)

210-657-1500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 17, 2006, Nasdaq issued a letter to the Company stating that the Consulting Agreement dated December 7, 2005, was noncompliant with shareholder approval requirements as set forth in Nasdaq's Marketplace Rule 4350(i)(1)(A)(the "Rule"). The letter further stated that pursuant to the Company's amendment to the Consulting Agreement on March 15, 2006, subject to the disclosure requirements of Marketplace Rule 4803(a), the Company has regained compliance with the Rule and the matter is now closed.

Item 3.02.    Unregistered Sales of Equity Securities

The Company has amended the December 7, 2005, Consulting Agreement ("Agreement") with Pluris Partners, Inc. to restrict the transferability of shares of common stock issued pursuant to the Agreement. The shares, which were restricted when issued, will now be subject to a stop transfer order until shareholder approval of their issuance has been obtained. Until that time, these shares carry no voting rights and are not eligible to participate economically. If shareholders fail to approve the issuance, the shares would be returned to the Company.

Item 8.01.    Other Events

On March 23, 2006, the Company issued a press release announced that on March 21, 2006, it received notification that Nasdaq has determined that the Company complies with Rule 4310 (c)(2)(B)(i) and can maintain its Nasdaq listing. Nasdaq will continue to monitor the Company's ongoing compliance with the stockholders' equity requirement, and if the Company does not evidence compliance with that requirement upon filing its next quarterly report on or before May 14, 2006, the Company may be subject to delisting. The Company also announced that on or before March 27, 2006, it plans to file a registration statement on Form S-3 with the Securities and Exchange Commission to register the shares of common stock issuable upon the conversion of its recently issued Series A Convertible Preferred Stock and the related warrants, as well as common stock recently issued to Black Shale Energy, LLC, as described in the Company's press release dated March 15, 2006, as well as the shares issued to Pluris.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analytical Surveys, Inc.

Date: March 23, 2006	By:	/s/ Lori Jones
Lori Jones
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated March 23, 2006